EXHIBIT 5.1


                           GALLOP, JOHNSON & NEUMAN, L.C.
                                 101 S. Hanley
                           St. Louis, Missouri 63105


                                  April 3, 2002


Board of Directors
K-V Pharmaceutical Company
2503 South Hanley Road
St. Louis, Missouri 63144

         Re:      Registration Statement on Form S-8 -
                  K-V Pharmaceutical Company

Gentlemen:

         We have served as counsel to K-V Pharmaceutical Company (the "Company") in connection with the various legal matters relating to the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, relating to the following described shares (the "Shares"): (a) 2,000,000 shares of Class A Common Stock, par value $0.01 per share, and 1,000,000 shares of Class B Common Stock, par value, $0.01 per share, of the Company, reserved for issuance in accordance with K-V Pharmaceutical Company Stock Option Plan (the "2001 Plan"); and (b) 375,000 additional shares of Class A Common Stock, par value $0.01 per share, and 375,000 additional shares of Class B Common Stock, par value $0.01 per share, of the Company reserved for issuance in accordance with the Fifth Amendment to the K-V Pharmaceutical Company 1991 Incentive Stock Option Plan (the "1991 Plan").

         We have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, certain resolutions adopted by the Board of Directors of the Company relating to the 2001 Plan and the Fifth Amendment and certificates received from state officials and from officers of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the correctness of all statements submitted to us by officers of the Company.

         Based upon the foregoing, the undersigned is of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         2. The Shares being offered by the Company, if issued in accordance with the 2001 Plan and the Fifth Amendment to the 1991 Plan, as the case may be, will be validly issued and outstanding and will be fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the issuance of the Shares pursuant to the Plan and the Fifth Amendment, as the case may be.


                                          Very truly yours,


                                          /s/ Gallop, Johnson & Neuman, L.C.

                                          GALLOP, JOHNSON & NEUMAN, L.C.